FinancialContent Announces New Launch Plans for IMV 1.0

SOUTH SAN FRANCISCO, Calif., April 5 /Market Wire/ -- FinancialContent, Inc. (OTCBB: FCON), a leading provider of financial data and business applications to online media and financial services companies worldwide, today announced that the Company plans to launch its IMV 1.0 application next month with the backing of new online media partners.

The Company had previously announced that it had agreed to jointly develop and launch the IMV 1.0 software application with Grigg's, Inc. and had valued the deal at approximately $350,000. The Company projects that by securing these new partnerships, the revenue stream from the IMV 1.0 application will be within the same range with the potential of higher net profits for FinancialContent.

The IMV software quantifies a stocks intra-day momentum value in real-time by examining and measuring the combined effect of three price components: the change from the previous close to the opening price, the range between the intraday high and the intraday low, and the change from the intraday high and from the intraday low to the current price, which components are combined and weighted through an algorithm to quantify a stocks intraday momentum value.

FinancialContent plans to issue three exclusive enterprise licenses for IMV 1.0 altogether. Also available is a "smallcap" license to an investment management firm with up to $100 million in assets, as well as an "institutional" license to an investment management firm with more $100 million in assets. All parties that wish to bid on the licenses should direct their inquiries to imv@financialcontent.com.

About FinancialContent, Inc.

FinancialContent is a leading content solution provider specializing in the integration and delivery of financial data and tools into web sites, corporate intranets and print media. The Company's mission is to empower its clients with the ability to customize and manage their own deployments. With over 300 deployments worldwide, FinancialContent is rapidly growing its client base to include banks, brokerages, credit unions, and application service providers, as well as diversified media businesses and Fortune 500 companies. For more information, please visit http://www.financialcontent.com. FinancialContent is publicly traded on the over-the-counter market under the ticker symbol FCON.


This news release may contain forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. While these statements are meant to convey to the public the company's progress, business opportunities and growth prospects, readers are cautioned that such forward-looking statements represent management's opinion. While management believes such representation to be true and accurate based on the information available to the company, actual results may differ materially from those described. The company's operations and business prospects are always subject to risks and uncertainties. Important facts that may cause actual results to differ are set forth in FinancialContent, Inc.'s periodic filings with the U.S. Securities and Exchange Commission.


Contact:

     Derek Leung
     FinancialContent, Inc.
     info@financialcontent.com
     650-837-9850



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